Exhibit 35.3


[LOGO] MIDLANDLOANSERVICES


March 1, 2007

Mr. Mario Fegan
IMPAC Commercial Holdings Inc.
1401 Dove Street
New Port Beach, CA 92660


                         IMPAC Secured Assets Corp.
                Commercial Mortgage Pass-Through Certificates
                                Series 2006-2
                                Confirmation


                            OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Confirmation (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; and ((ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and
(iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.


                           MIDLAND LOAN SERVICES, INC.


                           /s/ Steven W. Smith                3/1/07
                           -----------------------------------------------------
                           Steven W. Smith                    Date
                           Chief Operating Officer and Executive Vice President


             A member of The PNC Financial Services Group
             10851 Mastin Suite 300 Overland Park Kansas 66210 www.midlandls.com 913 253 9000 T 913 253 9001 F